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                                                                  EXHIBIT 10.24

                                                                 EXECUTION COPY


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT Agreement (this "Agreement") is made and entered into this 8th day of December, 2000 by and between Paradyne Networks, Inc., a Delaware corporation (hereinafter, the "Company") and Patrick M. Murphy (hereinafter, "Executive"), to be effective as of the Effective Date, as defined in Section 1.

                                   BACKGROUND

         Executive currently serves as the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company pursuant to that certain Key Employee Agreement dated as of August 1, 1996 (the "Prior Agreement"). The Company desires to retain Executive as the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company from and after the Effective Date, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Effective Date. The effective date of this Agreement shall be December 8, 2000 (the "Effective Date"). Upon the Effective Date, the Prior Agreement shall be mutually terminated and shall be of no further force or effect.

         2. Employment. Executive is hereby employed on the Effective Date as the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. In such capacities, Executive shall have the responsibilities commensurate with such position as shall be assigned to him by the Chief Executive Officer or the Board of Directors of the Company, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business. Executive will report directly to the Chief Executive Officer of the Company.

         3. Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive's employment shall be for a one-year term (the "Employment Period"), beginning on the Effective Date; provided that beginning on the first anniversary of the Effective Date and each day thereafter, the Employment Period shall, without further action by Executive or the Company, be extended by an additional one day, so that thereafter the remaining term of the Agreement shall always be one year.

         4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful



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performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities under this Agreement.

         5.       Compensation and Benefits.

                  (a) Base Salary. During the Employment Period, the Company will pay to Executive base salary at the rate of U.S. $225,810 per year ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time. The Compensation Committee of the Board of Directors of the Company shall review Executive's Base Salary annually and in its sole discretion, subject to approval of the Board of Directors of the Company, may increase Executive's Base Salary from year to year. The annual review of Executive's salary by the Committee will consider, among other things, Executive's own performance and the Company's performance.

                  (b) Incentive, Savings and Retirement Plans; Annual Bonus. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company ("Peer Executives"), and on the same basis as such Peer Executives. Without limiting the foregoing, during the Employment Period, beginning in fiscal year 2001, Executive will be entitled to an annual bonus of up to $70,000, based on performance criteria established from year to year by the Compensation Committee of the Board of Directors;

                  (c) Welfare Benefit Plans. During the Employment Period, Executive and Executive's eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, any medical, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives.

                  (d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.

                  (e) Fringe Benefits and Vacation. During the Employment Period, Executive shall be entitled to fringe benefits and five weeks of vacation per year in accordance with the plans, practices, programs and policies of the Company in effect for Peer Executives.



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         6.       Stock Options.

                  (a) Amendment to Existing Options. All of Executive's options to acquire common stock of the Company outstanding on the Effective Date shall be and hereby are amended to provide that upon Executive's termination of employment from the Company by reason of (i) his death, Disability or Retirement (as such terms are defined in Section 7(a) below),
(ii) the Company's termination of such employment without Cause (as defined in Section 7(b) below), or (iii) Executive's voluntary resignation for any reason, such options, to the extent exercisable as of the date of such termination of employment, shall remain exercisable for a period of twelve (12) months after such termination of Executive's employment, subject to Section 11(b) of the Company's Amended and Restated 1996 Equity Incentive Plan.

                  (b) Grant of New Options. On the Effective Date, Executive shall be granted additional stock options under the Company's Amended and Restated 1996 Equity Incentive Plan (or any other option plan of Company as then in effect) to acquire 430,000 shares of common stock of the Company (the "New Options"), which New Options will have a term of 10 years and a per-share exercise price equal to the fair market value of such stock on the date of grant. The New Options shall have the following additional terms:

                           (i)      Vesting. The New Options will vest in equal
monthly installments over 36 months from the date of grant, beginning on the one month anniversary of the date of grant; provided, however, that (A) immediately prior to the occurrence of a Change in Control (as defined in Section 6(d) below), the New Options will automatically vest as to one half (1/2) of the then-unvested shares (rounded down to the nearest whole number), and (B) if, at any time within one year following a Change in Control, Executive voluntarily resigns because he is not offered continued Comparable Employment (as defined in Section 6(e) below) or Executive's employment is terminated by the Company without Cause, the New Options will automatically vest as to the remaining one half (1/2) of the then-unvested shares.

                           (ii)     Post-termination Exercise Period.
Regardless of whether a Change in Control shall have occurred, upon Executive's termination of employment from the Company by reason of (A) his death, Disability or Retirement, (B) the Company's termination of such employment without Cause, or (C) Executive's voluntary resignation for any reason, the New Options, to the extent exercisable as of the date of such termination of employment, shall remain exercisable for a period of twelve (12) months after such termination of Executive's employment, subject to Section 11(b) of the Company's Amended and Restated 1996 Equity Incentive Plan or the corresponding provision of the plan under which such options were granted.

                  (c) Grant of Future Options. Any additional stock options granted by the Company to Executive during the Employment Period will have, in substance, the same




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vesting, Change in Control, and post-exercise provisions as the New Options, as described above.

                  (d) Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events:

                           (i)      any person becomes a "beneficial owner" (as
defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the events described in this paragraph (i) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or its affiliates, (B) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (C) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii) below); or

                           (ii)     the consummation of a reorganization,
merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (Paradyne Corporation shall be included in the definition of Company for purposes hereof) that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Reorganization"), or the sale or other disposition of all or substantially all of the Company's assets to an entity that is not an affiliate of the Company (a "Sale"), unless immediately following such Reorganization or Sale: (A) more than 65% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A) above shall be deemed to be a "Non-Qualifying Transaction"); or

                           (iii)    any person or group that is not, as of the
Effective Date, affiliated with the Company, proposes a slate of new directors who, if elected, would constitute a majority of the Board (the "New




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Majority Slate"), and such New Majority Slate is, in fact, elected to the Board within a period not to exceed twelve (12) months, whether or not the election or nomination for election of such proposed New Majority Slate was approved by a majority of the individuals who, prior to such election, constituted the Board of Directors of the Company.

                  (e) Comparable Employment. For the purposes of this Agreement, "Comparable Employment" following a Change in Control shall mean Executive's continued employment by the Surviving Corporation or Parent Corporation (as defined Section 6(d) above) in the same geographic area and in a management capacity with responsibility comparable to that enjoyed by him immediately prior to the Change in Control, in which he will report directly to the chief executive officer of the Surviving Corporation or Parent Corporation, and at a total compensation level (base salary, target annual bonus and stock options) of not less than Executive's total annual compensation (Base Salary, target annual bonus and stock options) as in effect immediately prior to the Change in Control.

         7.       Termination of Employment.

                  (a) Death, Retirement or Disability. Executive's employment shall terminate automatically upon Executive's death or Retirement during the Employment Period. For purposes of this Agreement, "Retirement" shall mean normal retirement as defined in the Company's then-current retirement plan, or if there is no such retirement plan, "Retirement" shall mean voluntary termination after age 65 with ten years of service. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

                  (b) Termination by the Company. The Company may terminate Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean: (i) the willful and continued failure by Executive to substantially perform Executive duties hereunder after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed Executive's duties, or (ii) the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, or (iii) conviction of any felony.



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         For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. The termination of Executive's employment under clause (i) or (ii) above shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Board of Directors the Company at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in clause
(i) or (ii) above, and specifying the particulars thereof in detail.

                  (c) Termination by Executive. Executive's employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i)      without the written consent of Executive,
the assignment to Executive of duties materially inconsistent with Executive's position, authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                           (ii)     a reduction by the Company in Executive's
Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

                           (iii)    the failure by the Company (a) to continue
in effect any compensation plan in which Executive participates as of the Effective Date that is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants; or

                           (iv)     any failure by the Company to comply with
and satisfy Section 14(c) of this Agreement.

         Good Reason shall not include Executive's death or Disability. The Company shall have an opportunity to cure any claimed event of Good Reason (other than under clause (iv) above) within 30 days of notice from Executive.

                  (d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 15(f) of this Agreement within ninety (90)




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days of the notifying party's first knowledge of the occurrence of the event or circumstance giving rise to Cause or Good Reason. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

         8.       Obligations of the Company upon Termination.

                  (a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive's employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then and, with respect to the payments and benefits described in clauses (i)(B) and (ii) below, only if Executive executes a Release in substantially the form of Exhibit A hereto (the "Release"):

                           (i)      the Company shall pay to Executive in a
lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                                    A.       the sum of (1) Executive's Base
         Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) Executive's target annual bonus for the year in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365,
         (3) any accrued vacation pay to the extent not theretofore paid, and
         (4) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

                                    B.       the amount equal to one times
         Executive's Base Salary in effect as of the Date of Termination; and



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                           (ii)     for a period of eighteen months (18) months
after the Date of Termination, Executive shall have the right to elect continuation of welfare coverage under the applicable Company plans in accordance with "COBRA," and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for the first twelve (12) months thereof. The obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive's obtaining other employment to the extent that such welfare coverage is provided by the new employer; and

                           (iii)    to the extent not theretofore paid or
provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                  (b) Death; Disability or Retirement. If Executive's employment is terminated by reason of Executive's death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or his legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(b) shall include, without limitation, and Executive or his estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

                  (c) Cause or Voluntary Termination without Good Reason. If Executive's employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

                  (d) Expiration of Employment Period. If Executive's employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

         9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliated companies and for which Executive may qualify, nor, subject to Section 15(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or its affiliated companies. Amounts which are vested benefits or which Executive is otherwise



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entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         10.      Reduction of Payments in Certain Events.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). In that event, Executive shall direct which Payments are to be modified or reduced.

                  (b) The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by the Company's regular independent accounting firm at the expense of the Company or, at the election and expense of Executive, another nationally recognized independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  (c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this
Section 10 shall be of no further force or effect.

         11. Costs of Enforcement. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid by the Company 50% of any and all costs and expenses incurred by him in enforcing or establishing his rights hereunder, including, without limitation, reasonable attorneys' fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings; provided, however that if Executive is successful on a majority of



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the material issues raised in the enforcement proceeding, Executive shall be entitled to be paid by the Company 100% of any and all costs and expenses incurred by him in enforcing or establishing his rights hereunder.

         12. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

         13.      Restrictions on Conduct of Executive.

                  (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive's post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 13.

                  (b) Definitions. The following capitalized terms used in this Section 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                           "Competitive Services" means the development,
manufacture or distribution of broadband network access products defined for purposes of this Agreement as (i) DSLAMS for location in central offices and multi-dwelling units (MDUs) or (ii) frame relay service level management products for measuring the end-to-end performance of frame relay networks, as such terms are commonly used in the Company's industry.

                           "Confidential Information" means all information
regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally




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available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

                           "Determination Date" means the date of termination
of Executive's employment with the Company for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Executive.

                           "Person" means any individual or any corporation,
partnership, joint venture, limited liability company, association or other entity or enterprise.

                           "Principal or Representative" means a principal,
owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                           "Protected Customers" means any Person to whom the
Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

                           "Protected Employees" means employees of the Company
who were employed by the Company at any time within six (6) months prior to the Determination Date.

                           "Restricted Period" means the Employment Period and
a period extending six (6) months from the termination of Executive's employment with the Company.

                           "Restrictive Covenants" means the restrictive
covenants contained in Section 13(c) hereof.

                           "Trade Secret" means all information, without regard
to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Florida.



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         (c)      Restrictive Covenants.

                  (i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

         Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

                  (ii) Nonsolicitation or Hire of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf, or as a Principal or Representative of any Person or otherwise, solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person. Executive hereby further agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf, or as a Principal or Representative of any Person or otherwise, hire any Protected Employee to engage in Competitive Services.

                  (iii) Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company's behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company.

                  (d)      Enforcement of Restrictive Covenants.

                           (i)      Rights and Remedies Upon Breach. In the
event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                           (ii)     Severability of Covenants. Executive
acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

                           (iii)    Reformation. The parties hereunder agree
that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

         14.      Assignment and Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, the preceding sentence shall not be construed to limit or restrict in any way the terms of any stock option plan of the Company or to require, by itself, the assumption or replacement of outstanding options or the granting of new options to Executive. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         15.      Miscellaneous.

                  (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                  (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

                  (c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

                  (d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof; provided, however, that nothing herein shall supercede (i) that certain Employee Proprietary Information and Inventions Agreement between Executive and the Company, or (ii) that certain Indemnity Agreement, dated as of June 1999, between Executive and the Company, each of which shall remain in full force and effect in accordance with their terms except that in the event of any conflicts between said agreements and this Agreement, the terms of this Agreement shall prevail.

                  (e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  (f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

                  To Company:   Paradyne Networks, Inc.
                                8545 126th Avenue North
                                Largo, Florida  33773
                                Attention: Chairman of the Board

                  To Executive: Patrick M. Murphy
                                4506 W. Dale Avenue
                                Tampa, Florida 33609

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

                  (g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

                  (h) Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.


                         (signatures on following page)

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.


                                          PARADYNE NETWORKS, INC.


                                          By: /s/ Thomas E. Epley
                                              ---------------------------------
                                                  Thomas E. Epley
                                          Title:  Chairman of the Board
                                                  of Directors



                                          EXECUTIVE:


                                          /s/ Patrick M. Murphy
                                          -------------------------------------
                                              Patrick M. Murphy

                                   EXHIBIT A

                                Form of Release

         This Release ("Release") is granted effective as of the ____ day of ________________, ____, by Patrick M. Murphy ("Executive") in favor of Paradyne Networks, Inc. (the "Company"). This is the Release referred to in that certain Employment Agreement dated as of December 8, 2000 by and between the Company and Executive (the "Employment Agreement"). Executive gives this Release in consideration of the Company's promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

         1. Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys ("the Released Parties"), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. ss. 201 et seq.; claims for attorney's fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under Executive Retirement Income Security Act, 29 U.S.C. ss. 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification agreement between Executive and the Company or other indemnification obligations to Executive under the Company's bylaws, certificate of incorporation, Delaware law or otherwise.

         2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

         Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

         EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.


                                          -------------------------------------
                                          Patrick M. Murphy

                                          Date:
                                               --------------------------------



                                      -3-